Exhibit 99.1

Constellation Pharmaceuticals Announces First-Quarter 2020 Financial Results

•	EHA abstracts to publish on May 14 with an interim update across the MANIFEST trial cohorts

•	Constellation to provide an additional interim update from MANIFEST at EHA in mid-June

•	Company continues to effectively make progress on its milestones in the face of the COVID-19 pandemic

CAMBRIDGE, Massachusetts, May 6, 2020 – Constellation Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company using its expertise in epigenetics to discover and develop novel therapeutics, today announced its first-quarter 2020 financial results.

“In the face of the serious public health and economic impacts of the COVID-19 pandemic, we at Constellation remain focused on our mission of addressing unmet medical needs in cancer and hematological diseases,” said Jigar Raythatha, president and chief executive officer of Constellation Pharmaceuticals. “We are continuing to make progress on each of our development programs and are steadily advancing toward our goal of becoming a fully integrated hematology / oncology company with a sustainable product pipeline.

“Our vision is to transform the standard of care in myelofibrosis with CPI-0610. Encouraging preliminary data on CPI-0610 suggest possible disease-modifying effects, including improvement in bone marrow fibrosis, hemoglobin increases, and conversion of transfusion dependence to transfusion independence, as well as spleen volume reductions and symptom improvement – both in combination with ruxolitinib and as a monotherapy.

“We are also working to create novel treatments for patients in other therapeutic areas,” Mr. Raythatha concluded. “We believe that our EZH2-inhibitor franchise of CPI-1205 and CPI-0209 provides potential opportunities to treat a wide range of oncology patients, and we aim to achieve important milestones with each of these molecules this year.”

Program Updates

CPI-0610

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On May 14, we expect three abstracts to publish in association with the European Hematology Association. We will provide an update with 12-week data from 29 JAK-inhibitor-naïve (first-line) patients, 24-week data from 15 JAK-inhibitor-naïve patients, and 24-week data from 48 JAK-inhibitor-experienced (second-line) patients.

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Data will include preliminary evidence of disease modification, including bone marrow fibrosis, hemoglobin changes, and conversion from transfusion dependence to transfusion independence, in addition to spleen and symptom improvement.

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In mid-June, we expect to present a further update in conjunction with the EHA meeting, including 12-week data from approximately 50 first-line patients, and 24-week data from 25-30 first-line patients and 70-80 second-line patients.

•	We aim to start a global clinical trial for CPI-0610 in the first-line setting during the second half of 2020.

•	We continue to plan to meet with the FDA in mid-2020 to discuss the future development of CPI-0610.

EZH2

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The ProSTAR trial is fully enrolled and we plan to determine next steps for CPI-1205 after taking a mid-year data cut. As we previously discussed, our plans for any potential Phase 3 program for CPI-1205 will depend on our assessment of these data on duration of effect, as well as other considerations.

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The Phase 1 clinical trial for CPI-0209 is proceeding as planned, and we expect to determine a recommended Phase 2 dose in the second half of 2020. Once we have established the Phase 2 dose we plan to start a broad-based expansion study in solid tumors.

Impact of COVID-19

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Execution of ongoing clinical trials. Patient safety remains paramount in the execution of our clinical trials. In the face of the COVID-19 pandemic, we continue to treat patients in our MANIFEST, ProSTAR, and CPI-0209 clinical trials.

Patient enrollment in MANIFEST began to slow toward the end of first quarter of 2020. Prior to the pandemic, we had met or exceeded our internal enrollment goal for MANIFEST, and we continue to assess what impact the pandemic could have on our MANIFEST trial timeline. Similarly, while we have had incidences of incomplete data collection to date, we are utilizing provisions of the protocol and recent regulatory guidance that provide potential flexibility in the time and place of data collection, and we will continue to monitor the situation. We expect to provide a data update at EHA similar to our plans prior to the COVID-19 outbreak.

To date, we have not seen a significant impact of COVID-19 on clinical trials for CPI-1205 or CPI-0209. The ProSTAR trial for CPI-1205 is proceeding, and we continue to expect to do a data cut in mid-2020 and to provide an update shortly thereafter. Our CPI-0209 Phase 1 trial continues as planned before the COVID-19 outbreak and we continue to expect to determine a recommended Phase 2 dose in the second half of 2020.

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CPI-0610 Phase 3 clinical trial. Conditions at clinical trial sites caused by COVID-19 may impact the timing of the start of our Phase 3 clinical trial for CPI-0610. However, we still aim to begin this trial in the second half of 2020.

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Manufacturing. We have experienced some disruption in our supply chain due to COVID-19. However, supply chain disruptions have not impacted our overall timelines for conducting clinical trials to date, and we continue to manufacture batches for our ongoing clinical trials.

Milestones

The Company anticipates achieving the following milestones during 2020:

CPI-0610 – Provide MANIFEST program update at EHA in June

CPI-0610 – Initiate Phase 3 clinical trial in second half of 2020

CPI-0610 – Provide additional MANIFEST program update by end of year

CPI-1205 – Provide ProSTAR program update and determine next steps mid-year

CPI-0209 – Provide program update, including recommended Phase 2 dose, by end of year

First Quarter 2020 Financial Results

•	Cash, cash equivalents, and marketable securities as of March 31, 2020, were $358.8 million, a decrease of 6.5% compared to December 31, 2019, primarily due to operating expenses.

•	Research and development (R&D) expenses increased 28.1% year over year to $20.1 million in the first quarter of 2020, mainly due to increased clinical trial expenses.

•	General and administrative (G&A) expenses grew 33.4% year over year to $5.9 million in the first quarter of 2020, primarily due to building out the organization of the company.

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The net loss attributed to common shareholders increased 31.0% year over year to $25.4 million for the first quarter of 2020, mainly due to increased R&D and G&A expenses. The net loss per share attributable to common shareholders decreased 18.7% to $0.61 per share due to an increase in shares outstanding as a result of the private placement in October 2019 and the public offering in December 2019, offset in part by the increased net loss.

Financial Guidance

Constellation expects that its current cash, cash equivalents, and marketable securities will enable it to fund operations into the second half of 2022.

Results of Operations (unaudited)

	Three months ended March 31,
(In thousands, except share and per-share amounts)	2020	2019
Operating expenses:
Research and development	$20,075	$15,677
General and administrative	5,908	4,429

Total operating expenses	25,983	20,106

Loss from operations	(25,983)	(20,106)
Other income (expense):
Interest income	1,404	755
Interest expense	(850)	(75)

Total other income (expense), net	554	680

Loss before income taxes	(25,429)	(19,426)
Income tax expense	15	—

Net loss	$(25,444)	$(19,426)

Net loss per share attributable to common stockholders, basic and diluted	$(0.61)	$(0.75)

Weighted average number of common shares used in net loss per share attributable to common stockholders, basic and diluted	41,765,635	25,804,595

Comprehensive loss:
Net loss	$(25,444)	$(19,426)
Other comprehensive gain (loss)
Unrealized gain (loss) on marketable securities	(84)	9

Total other comprehensive gain (loss)	$(84)	$9

Comprehensive loss	$(25,528)	$(19,417)

Consolidated Balance Sheets (unaudited)

(In $ thousands)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$190,464	$334,332
Marketable securities	168,385	49,602
Total current assets	361,666	386,989
Total assets	373,061	399,130
Current liabilities	19,285	22,755
Long-term debt, net of current portion and discount	29,681	29,642
Total liabilities	57,535	61,546
Total stockholders’ equity	315,526	337,584

Conference Call

Constellation will host a conference call at 8:00 AM EDT on May 6, 2020, to discuss its clinical programs and financial results. The event will be webcast live and can be accessed on the Investor Relations section of Constellation’s website at http://ir.constellationpharma.com/events-and-presentations/events. To participate in the live question-and-answer session, please dial (877) 473-2077 (domestic) or (661) 378-9662 (international) and refer to conference ID 4372778.

About Constellation Pharmaceuticals

Constellation Pharmaceuticals is a clinical-stage biopharmaceutical company developing novel therapeutics that selectively modulate gene expression to address serious unmet medical needs in patients with cancer. The Company has a deep understanding of how epigenetic and chromatin modifications in cancer cells and in the tumor and immune microenvironment play a fundamental role in driving disease progression and drug resistance. Constellation is driving development of the BET inhibitor CPI-0610 for the treatment of myelofibrosis as well as the EZH2 inhibitors CPI-1205 and CPI-0209 for the treatment of metastatic castration-resistant prostate cancer and other cancers. The Company is also applying its broad research and development capabilities to explore other novel targets that directly and indirectly impact gene expression to fuel a sustainable pipeline of innovative small-molecule product candidates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the Company’s plans, strategies and prospects for its business and statements regarding the development status of the Company’s product candidates, the timing of availability of clinical trial data and the Company’s ability to fund its operations until the second half of 2022. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, risks associated with the Company’s ability to: obtain and maintain necessary approvals from the FDA and other regulatory authorities; continue to advance its product candidates in clinical trials; whether preliminary or interim data from a clinical trial will be predictive of the final results of the trial; replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of CPI-0610, CPI-1205 and CPI-0209; advance the development of its product candidates under the timelines it anticipates, or at all, in current and future clinical trials; obtain, maintain, or protect intellectual property rights related to its product candidates; manage expenses; raise the substantial additional capital needed to achieve its business objectives; the COVID-19 pandemic and general economic and market conditions. CPI-0610, CPI-1205 and CPI-0209 are investigational therapies and have not been approved by the FDA (or any other regulatory authority). For a discussion of other risks and uncertainties, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties, and other important factors, in the Company’s most recent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof and should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so.

Contacts

Kia Khaleghpour, PhD

Vice President, Investor Relations and Communications

Constellation Pharmaceuticals

+1 617-844-6859

kia.khaleghpour@constellationpharma.com

Ronald Aldridge

Senior Director, Investor Relations

Constellation Pharmaceuticals

+1 617-714-0539

ron.aldridge@constellationpharma.com

Lauren Arnold

Media Relations

MacDougall Biomedical Communications

+1 781-235-3060

larnold@macbiocom.com